Exhibit 15

December 20, 2010

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

RE: FILING ON THE MARCH 31, 2010, JUNE 30, 2010 AND SEPTEMBER 30, 2010 FORMS 10-Q FOR TRUSTCO BANK CORP NY

Commissioners:

We are aware that our reports dated May 6, 2010, August 9, 2010, and November 5, 2010, on our reviews of the interim financial information of TrustCo Bank Corp NY for the three-month periods ended March 31, 2010 and 2009, three and six-month periods ended June 30, 2010 and 2009, and three and nine-month periods ended September 30, 2010 and 2009, respectively, included in the Company's quarterly reports on Form 10-Q for the quarter ended March 31, 2010, June 30, 2010, and September 30, 2010, are incorporated by reference in this Registration Statement on form S-3.

Yours very truly,

/s/ Crowe Horwath LLP

Crowe Horwath LLP